Exhibit 99.1
Credit Acceptance
25505 West Twelve Mile Road
Southfield, MI 48034-8339
(248) 353-2700
creditacceptance.com

NEWS RELEASE

FOR IMMEDIATE RELEASE
Date: February 28, 2025

Investor Relations: Douglas W. Busk
Chief Treasury Officer
(248) 353-2700 Ext. 4432
IR@creditacceptance.com

Nasdaq Symbol: CACC

CREDIT ACCEPTANCE ANNOUNCES CLOSING OF
$500.0 MILLION SENIOR NOTES OFFERING AND
COMPLETION OF REDEMPTION OF SENIOR NOTES DUE 2026

Southfield, Michigan – February 28, 2025 – Credit Acceptance Corporation (Nasdaq: CACC) (referred to as the “Company”, “Credit Acceptance”, “we”, “our”, or “us”) announced today the closing of the Company’s previously announced offering of $500.0 million aggregate principal amount of its 6.625% senior notes due 2030 (the “notes”) at an issue price of 100% of the principal amount of the notes in a private offering exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”).

The Company also announced today that it completed the previously announced redemption (the “Redemption”) of all of its 6.625% senior notes due 2026 (the “2026 notes”) in accordance with the indenture governing the 2026 notes (the “2026 notes indenture”). Information concerning the terms and conditions of the Redemption were provided in the notice of redemption that was given to holders of the 2026 notes by the Trustee in the name of the Company in accordance with the 2026 notes indenture.

The Company expects the net proceeds from the offering of the notes, after deducting the initial purchasers’ discount and other offering fees and expenses, will be approximately $492.9 million. The Company used a portion of the net proceeds from the offering of the notes to fund the Redemption and to pay fees and expenses related to the Redemption. The Company intends to use the remaining net proceeds from the offering of the notes for general corporate purposes.

The notes were offered only to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, the notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The notes will not be registered under the Securities Act and may not be offered or sold in the United States or to U.S. persons absent registration or an applicable exemption from registration requirements.

Cautionary Statement Regarding Forward-Looking Information

Statements in this release that are not historical facts, such as those using terms like “may,” “will,” “should,” “believe,” “expect,” “anticipate,” “assume,” “forecast,” “estimate,” “intend,” “plan,” “target,” or similar expressions, and those regarding our future results, plans, and objectives, are “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements, which include statements concerning the amount and application of the net proceeds from the offering of the notes, represent our outlook only as of the date of this release. Actual results could differ materially from these forward-looking statements since the statements are based on our current expectations, which are subject to risks and uncertainties. Factors that might cause such a difference include, but are not limited to, the factors set forth in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the Securities and Exchange Commission (the “SEC”) on February 12, 2025, and other risk factors listed from time to time in our reports filed with the SEC. We do not undertake, and expressly disclaim any obligation, to update or alter our statements whether as a result of new information or future events or otherwise, except as required by applicable law.